UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2006
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 21, 2006, Cost-U-Less, Inc. entered into an agreement providing for the sale and simultaneous leaseback of its St. Croix store. The purchase agreement provides for the sale of the building and land on which we currently operate our St. Croix store to Series B, LLC, an Arizona limited liability company, for $6.2 million.

The purchase agreement contains customary representations, warranties, covenants and conditions to close. The agreement is also subject to completion of satisfactory due diligence by Series B during a 45-day period from the date of the agreement. If Series B does not notify us of its acceptance of the due diligence results on or before the end of the due diligence period, the agreement will be cancelled. If Series B accepts the due diligence results, the parties have agreed to close the transaction 30 days after completion of the due diligence period.

  Concurrently, CULUSVI, Inc., our wholly-owned US Virgin Islands subsidiary, entered into an agreement to lease the St. Croix store.  The term of the lease is for fifteen years commencing upon closing of the sale described above and contains two five-year options to extend the term of the lease. We have agreed to pay rent at a rate of $42,666.67 per month, with an increase of ten percent at the end of each five-year period. We have agreed to act as guarantor of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.
December 27, 2006	By:	/s/ Martin Moore
Martin Moore, Chief Financial Officer